Exhibit 99.1
 News Release

Ashland reports preliminary financial results for third quarter of fiscal 2017
•
Loss from continuing operations attributable to Ashland was $0.26 per diluted share, compared to earnings of $0.38 per diluted share in the year-ago period; Operating income totaled $37 million, versus $57 million a year ago

•	Adjusted earnings per share attributable to Ashland were $0.83, up 6 percent from $0.78 a year ago; Adjusted EBITDA totaled $161 million, compared to $167 million a year ago
•	Acquisition of Pharmachem, completed ahead of schedule, was accretive to earnings in the quarter and strengthens Ashland’s specialty products portfolio

COVINGTON, KY, August 1, 2017 – Ashland Global Holdings Inc. (NYSE: ASH), a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, today announced preliminary(1) financial results for the third quarter of fiscal 2017.

Quarterly Highlights
(in millions except per-share amounts)	Quarter Ended June 30,
	2017	2016
Operating income(1)	$37	$57
Key items*	52	31
Adjusted operating income*	$89	$88

Income (loss) from continuing operations	$(16)	$24
Key items*	68	25
Adjusted income from continuing operations	$52	$49

Net income (loss)	$(30)	$71

Adjusted EBITDA*(1)	$161	$167

Diluted earnings per share (EPS)

From net income (loss) attributable to Ashland	$(0.54)	$1.13

From continuing operations attributable to Ashland*	$(0.26)	$0.38
Key items*	1.09	0.40
Adjusted EPS from continuing operations*	$0.83	$0.78

Cash flows provided by operating activities from continuing operations	$132	$88

Free cash flow*	$79	$27

[1]This includes $17 million of pension income, less $6 million of Valvoline stranded costs, in 2016, but not 2017.
*See Tables 5, 6 and 7 for Ashland definitions and U.S. GAAP reconciliations. Certain figures exclude Ashland’s non-controlling interest in Valvoline Inc.

“The Ashland team took action to drive year-over-year increases in sales and earnings during the third quarter, our first as a pure-play specialty chemicals company following the successful final separation of Valvoline in May,” said William A. Wulfsohn, Ashland chairman and chief executive officer. “Within Specialty Ingredients, the team delivered a 7 percent sales increase. The acquisition of Pharmachem, which was completed earlier than anticipated, was an important contributor to the sales gain in the quarter. Within Composites, sales grew by 20 percent, reflecting strong volume growth in numerous global end markets and disciplined pricing. Within Intermediates and Solvents, sales rose 9 percent amid improving global demand and a continued recovery in butanediol pricing. In the aggregate, the combined earnings results from the three operating segments exceeded the outlooks provided in late April.”

He continued: “We were excited to close the Pharmachem transaction and welcome their talented team to our organization. The integration is on track, with Pharmachem accretive to earnings in the third quarter, and we anticipate achieving meaningful cost synergies from leveraging combined capabilities, as well as tax synergies driven by the integration of Pharmachem into our global business structure. We also see a number of growth opportunities, as Pharmachem will enhance our position in fast-growing nutraceutical end markets, open a new opportunity within fragrances and flavors, and bolster Ashland’s food ingredient division by adding customized functional solutions.”

Third Quarter Fiscal 2017 Results
For the quarter ended June 30, 2017, the company reported a loss from continuing operations of $16 million on sales of $870 million. These results included six key items that together reduced income from continuing operations by approximately $68 million, net of tax, or $1.09 per diluted share. For the year-ago quarter, the company reported earnings from continuing operations of $24 million on sales of $790 million. There were four key items in the year-ago quarter that, on a combined basis, reduced income from continuing operations by $25 million after tax, or $0.40 per diluted share. (Please refer to Table 5 of the accompanying financial statements for details of key items.) For the remainder of this news release, financial results have been adjusted to exclude the effect of key items in both the current and prior-year quarters.

On an adjusted basis, Ashland’s income from continuing operations attributable to Ashland in the third quarter of fiscal 2017 was $0.83 per diluted share, versus $0.78 per diluted share for the year-ago quarter. The prior-year period included approximately $17 million of pension income and approximately $6 million of stranded costs related to Valvoline Inc. The net impact to adjusted EPS from these two items was approximately $0.12 per diluted prior-year share and is included in the prior-year adjusted EPS results.

Reportable Segment Performance
To aid in the understanding of Ashland’s ongoing business performance, the results of Ashland’s reportable segments are described below on an adjusted basis and EBITDA, or adjusted EBITDA, is reconciled to operating income in Table 7 of this news release. (For a more detailed review of the segment results, please refer to the Investor Relations section of ashland.com to review the slides and prepared remarks filed with the Securities and Exchange Commission in conjunction with this earnings release.) In addition, although Ashland provides forward-looking guidance for adjusted EBITDA, adjusted EBITDA margin and adjusted earnings per share, Ashland is not reaffirming or providing forward-looking guidance for U.S. GAAP-reported financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort.

Following completion of the distribution of Valvoline Inc. during the third quarter, Ashland's operations are now managed within the following three reportable segments: Specialty Ingredients, Composites, and Intermediates and Solvents. In previous periods, Composites and Intermediates and Solvents were reporting units included within the Ashland Performance Materials reportable segment.

Specialty Ingredients
Specialty Ingredients reported sales of $591 million for the third quarter, a 7 percent increase from prior year. Approximately six percentage points of this increase, or $36 million, was driven by the successful completion of the Pharmachem acquisition. The sales increase also was supported by pricing and mix improvements for Ashland’s value-added products sold into the Consumer Specialties and Industrial Specialties end markets. The Ashland team has made good progress in offsetting increased raw material costs through disciplined pricing plus price-to-value initiatives, and as a result maintained consistent gross margins when compared to the prior year. With the addition of approximately $7 million of EBITDA from Pharmachem in the third quarter, total adjusted EBITDA increased 2 percent, to $131 million, which was at the upper end of the outlook range.

Consumer Specialties sales and volumes grew by 16 percent and 11 percent, respectively, compared to the prior-year period. As previously noted, Pharmachem contributed strongly to these overall results. Ashland’s personal care team reported a strong quarter, led by disciplined volume and price execution within the oral and skin care end markets. In pharma, positive mix led to improved margins, despite a slight overall sales decline. Industrial Specialties’ sales increased by 1 percent and volumes declined by 1 percent when compared to the prior year. Recent softening of industry demand for architectural coatings ingredients was more than offset by year-over-year sales gains in energy.

For the fourth quarter, Specialty Ingredients’ sales are expected to be in the range of $590-$610 million, compared to $532 million in the year-ago quarter, as we expect to continue gaining momentum through pricing initiatives. Adjusted EBITDA is expected to be in the range of $135-$145 million, versus $126 million in the year-ago quarter. This outlook includes the full contribution of fourth-quarter results from Pharmachem and excludes sales of $9 million and EBITDA of $1 million from a joint venture in China, which primarily serves the construction end market, that Ashland chose to exit. Also during the quarter, year-over-year price increases are expected to be greater than year-over-year raw material cost increases.

For fiscal 2017, Specialty Ingredients expects adjusted EBITDA to be at the upper end of the previously communicated range of $485-$500 million, reflecting the continued progress in pricing initiatives and the strong earnings contribution from Pharmachem.

Composites
Composites reported sales of $209 million for the third quarter, a 20 percent increase from prior year. This was driven by a 10 percent increase in volumes resulting from strong demand for our value-added products in North America and Asia, as well as the addition of volumes from the facility in Etain, France, that Ashland recently acquired from Reichhold. The Etain facility contributed approximately three percentage points to the sales increase with a small EBITDA contribution given the timing of the acquisition. Disciplined pricing execution was necessary to offset a sharp rise in raw material prices – namely styrene – during the previous quarter. Composites reported adjusted EBITDA of $27 million, a 17 percent increase over the prior-year period.

For the fourth quarter of fiscal 2017, Composites expects sales to be in the range of $200-$210 million, reflecting continued volume growth, disciplined pricing and a full-quarter contribution from the Etain composites facility, compared to $162 million in the year-ago quarter. Adjusted EBITDA is expected to be in the range of $20-$25 million, compared to $14 million in the year-ago quarter.

Intermediates and Solvents (I&S)
I&S reported sales of $70 million for the third quarter, a 9 percent increase from prior year. This strong growth was driven by the successful implementation of price increases for butanediol (BDO), consistent with improving global supply-demand dynamics. Mix also contributed to year-over-year sales growth due to strong execution by the I&S team. During the quarter, I&S reported adjusted EBITDA of $10 million, a 43 percent increase over the prior-year period.

For the fourth quarter of fiscal 2017, I&S expects sales to be in the range of $75-$85 million, reflecting continued mix and price improvements, compared to $60 million in the year-ago quarter. Adjusted EBITDA is expected to be in the range of $10-$15 million, compared to $3 million in the year-ago quarter.

On a combined basis, in the third quarter, the reported sales and adjusted EBITDA results for the Composites and Intermediates and Solvents reportable segments exceeded the outlook range provided at the beginning of the quarter for the former Ashland Performance Materials reportable segment.

Tax Rate
Ashland’s effective tax rate for the June 2017 quarter, after adjusting for key items, was 11 percent. The company currently expects the effective tax rate for the fourth quarter to be in the range of 15-20 percent, driven primarily by income mix and discrete items.

Pivot to Premier
“As we enter the fourth quarter, Ashland is squarely focused on delivering strong earnings growth in the quarter and beyond. Our teams have made good progress in offsetting higher raw-materials costs through successful price-to-value initiatives and, as expected, our recent acquisitions are already accretive to earnings,” Wulfsohn said.

“In addition, looking out over the longer term, we have established aggressive new financial targets for fiscal 2018 through fiscal 2021. As outlined at Ashland’s Investor Day in New York City in early May, these targets are: adjusted earnings per share growth (compound annual growth rate) of at least 15 percent; adjusted EBITDA margins for Specialty Ingredients of at least 25 percent, and cash generation of at least $1 billion. This growth will be driven by seven core levers. These levers include specific actions to sustain and grow Ashland’s premium mix, such as through new market strategies and successful product introductions. The levers also include new initiatives to improve our competitiveness, such as through better asset utilization, price-to-value initiatives and cost management. We are already making substantial progress toward executing on these strategic levers and look forward to sharing updates as we move forward. All of this will be against a backdrop of disciplined capital investment. I am confident that we have the right team and strategy in place to deliver against these commitments, which should create significant value for shareholders and position Ashland as the leading premier specialty chemicals company.”

Conference Call Webcast
Ashland will host a live webcast of its third-quarter conference call with securities analysts at 9 a.m. EDT Wednesday, August 2, 2017. The webcast will be accessible through Ashland’s website at http://investor.ashland.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Use of Non-GAAP Measures
Ashland believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes and certain other charges that are highly variable from year to year, EBITDA and Adjusted EBITDA provide Ashland’s investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income and operating income. The adjustments Ashland makes to derive the non-GAAP measures of EBITDA and Adjusted EBITDA exclude items which may cause short-term fluctuations in net income and operating income and which Ashland does not consider to be the fundamental attributes or primary drivers of its business. EBITDA and Adjusted EBITDA provide disclosure on the same basis as that used by Ashland’s management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of Ashland’s historical operating performance and its business units and provide continuity to investors for comparability purposes.

The free cash flow metric enables Ashland to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow provided by operating activities, free cash flow includes the impact of capital expenditures from continuing operations, providing a more complete picture of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustment for certain non-discretionary cash flows such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP amounts have been reconciled with reported GAAP results in Tables 5, 6 and 7 of the financial statements provided with this news release.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. At Ashland, we are nearly 7,000 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com to learn more.

C-ASH

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, as well as the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the impact of acquisitions and/or divestitures Ashland has made or may make, including the acquisition of Pharmachem (including the possibility that Ashland may not realize the anticipated benefits from such transactions); Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); the potential that Ashland does not realize all of the expected benefits of the separation of its Valvoline business; and severe weather, natural disasters, cyber events and legal proceedings and claims (including product recalls, environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise. Information on Ashland’s website is not incorporated into or a part of this news release.

(1) Preliminary Results

Financial results are preliminary until Ashland’s Form 10-Q is filed with the SEC.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:
Seth A. Mrozek
+1 (859) 815-3527
samrozek@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Ashland Global Holdings Inc. and Consolidated Subsidiaries			Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
	2017	2016	2017	2016

Sales	$870	$790	$2,380	$2,265
Cost of sales	635	554	1,727	1,581
GROSS PROFIT	235	236	653	684
Selling, general and administrative expense	182	160	493	481
Research and development expense	20	22	61	66
Equity and other income	4	3	9	7
OPERATING INCOME	37	57	108	144
Net interest and other financing expense	51	40	203	125
Net gain (loss) on acquisitions and divestitures	(6)	3	(7)	3
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(20)	20	(102)	22
Income tax benefit	(4)	(4)	(49)	(39)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(16)	24	(53)	61
Income (loss) from discontinued operations (net of taxes)	(14)	47	138	186
NET INCOME (LOSS)	(30)	71	85	247
Net income attributable to noncontrolling interest	3	-	27	-
NET INCOME (LOSS) ATTRIBUTABLE TO ASHLAND	$(33)	$71	$58	$247

DILUTED EARNINGS PER SHARE
Income (loss) from continuing operations attributable to Ashland	$(0.26)	$0.38	$(0.85)	$0.95
Income (loss) from discontinued operations	(0.28)	0.75	1.78	2.92
Net income (loss) attributable to Ashland	$(0.54)	$1.13	$0.93	$3.87

AVERAGE DILUTED COMMON SHARES OUTSTANDING	62	63	62	64

SALES
Specialty Ingredients	$591	$552	$1,617	$1,557
Composites	209	174	561	508
Intermediates and Solvents	70	64	202	200
	$870	$790	$2,380	$2,265

OPERATING INCOME (LOSS)
Specialty Ingredients	$58	$66	$172	$169
Composites	22	17	50	55
Intermediates and Solvents	2	(1)	(8)	5
Unallocated and other	(45)	(25)	(106)	(85)
	$37	$57	$108	$144

Ashland Global Holdings Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)

	June 30	September 30
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$492	$1,017
Accounts receivable	643	529
Inventories	631	539
Other assets	73	89
Current assets of discontinued operations	-	714
Total current assets	1,839	2,888

Noncurrent assets
Property, plant and equipment
Cost	3,707	3,615
Accumulated depreciation	1,770	1,715
Net property, plant and equipment	1,937	1,900

Goodwill	2,426	2,138
Intangibles	1,316	1,061
Restricted investments	299	292
Asbestos insurance receivable	211	196
Equity and other unconsolidated investments	32	31
Deferred income taxes	35	35
Other assets	411	406
Noncurrent assets of discontinued operations	-	1,053
Total noncurrent assets	6,667	7,112

Total assets	$8,506	$10,000

LIABILITIES AND EQUITY
Current liabilities
Short-term debt	$223	$170
Current portion of long-term debt	6	-
Trade and other payables	392	376
Accrued expenses and other liabilities	274	313
Current liabilities of discontinued operations	-	379
Total current liabilities	895	1,238

Noncurrent liabilities
Long-term debt	2,584	2,325
Employee benefit obligations	191	195
Asbestos litigation reserve	702	686
Deferred income taxes	374	315
Other liabilities	361	361
Noncurrent liabilities of discontinued operations	-	1,715
Total noncurrent liabilities	4,212	5,597

Equity
Stockholders' equity	3,399	3,347
Noncontrolling interest	-	(182)
Total equity	3,399	3,165

Total liabilities and equity	$8,506	$10,000

Ashland Global Holdings Inc. and Consolidated Subsidiaries				Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended		Nine months ended
	June 30		June 30
	2017	2016	2017	2016
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
FROM CONTINUING OPERATIONS
Net income (loss)	$(30)	$71	$85	$247
Loss (income) from discontinued operations (net of taxes)	14	(47)	(138)	(186)
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	83	77	218	227
Original issue discount and debt issuance cost amortization	11	3	108	9
Deferred income taxes	(4)	(3)	(4)	-
Equity income from affiliates	-	(1)	-	(1)
Distributions from equity affiliates	1	-	1	1
Stock based compensation expense	5	7	14	23
Loss on early retirement of debt	11	-	9	-
Gain on available-for-sale securities	(2)	(2)	(9)	(6)
Net loss (gain) on divestitures	3	(3)	4	(3)
Pension contributions	(2)	(9)	(6)	(24)
Loss (gain) on pension and other postretirement plan remeasurements	-	-	(2)	18
Change in operating assets and liabilities (a)	42	(5)	(166)	(70)
Total cash provided by operating activities from continuing operations	132	88	114	235

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(53)	(61)	(126)	(150)
Proceeds from disposal of property, plant and equipment	4	-	4	3
Purchase of operations - net of cash acquired	(680)	-	(680)	-
Proceeds from sale of operations or equity investments	5	2	4	18
Net purchase of funds restricted for specific transactions	-	(4)	(2)	(4)
Reimbursements from restricted investments	7	1	19	24
Purchases of available-for-sale securities	-	-	(19)	(4)
Proceeds from sales of available-for-sale securities	-	-	19	4
Proceeds from the settlement of derivative instruments	1	1	5	8
Payments from the settlement of derivative instruments	-	(2)	(3)	(2)
Total cash used by investing activities from continuing operations	(716)	(63)	(779)	(103)

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES
FROM CONTINUING OPERATIONS
Proceeds from issuance of long-term debt	1,100	-	1,100	-
Repayment of long-term debt	(659)	(14)	(913)	(50)
Premium on long-term debt repayment	(11)	-	(17)	-
Proceeds from short-term debt	220	21	69	389
Repurchase of common stock	-	-	-	(500)
Debt issuance costs	(14)	(1)	(15)	(2)
Cash dividends paid	(14)	(24)	(62)	(72)
Excess tax benefits related to share-based payments	-	1	2	1
Total cash provided (used) by financing activities from continuing operations	622	(17)	164	(234)
CASH PROVIDED (USED) BY CONTINUING OPERATIONS	38	8	(501)	(102)
Cash provided (used) by discontinued operations
Operating cash flows	63	86	123	170
Investing cash flows	(215)	(20)	(293)	(104)
Financing cash flows	-	-	(17)	-
Effect of currency exchange rate changes on cash and
cash equivalents	1	5	(8)	(6)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(113)	79	(696)	(42)
Cash, beginning of period held by Ashland	470	1,136	1,017	1,257
Cash, beginning of period held by Valvoline and reported as discontinued operations	135	-	171	-
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	605	1,136	1,188	1,257
CASH AND CASH EQUIVALENTS - END OF PERIOD	$492	$1,215	$492	$1,215

DEPRECIATION AND AMORTIZATION
Specialty Ingredients	$70	$61	$178	$184
Composites	5	6	16	16
Intermediates and Solvents	8	8	23	23
Unallocated and other	-	2	1	4
	$83	$77	$218	$227
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Specialty Ingredients	$38	$45	$96	$122
Composites	11	5	17	9
Intermediates and Solvents	2	4	7	9
Unallocated and other	2	7	6	10
	$53	$61	$126	$150

(a) Excludes changes resulting from operations acquired or sold.

Ashland Global Holdings Inc. and Consolidated Subsidiaries				Table 4
INFORMATION BY INDUSTRY SEGMENT
(In millions - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
	2017	2016	2017	2016
SPECIALTY INGREDIENTS
Sales per shipping day	$9.2	$8.6	$8.6	$8.2
Metric tons sold (thousands)	83.7	81.8	237.0	227.8
Gross profit as a percent of sales (a)	30.6%	33.2%	32.4%	33.6%
COMPOSITES
Sales per shipping day	$3.3	$2.7	$3.0	$2.7
Metric tons sold (thousands)	88.5	80.2	251.6	233.9
Gross profit as a percent of sales (a)	21.0%	23.3%	20.2%	23.6%
INTERMEDIATES AND SOLVENTS
Sales per shipping day	$1.1	$1.0	$1.1	$1.1
Metric tons sold (thousands)	34.4	34.5	109.8	103.2
Gross profit as a percent of sales (a)	14.3%	9.0%	6.7%	13.3%

(a) Gross profit as a percent of sales is defined as sales, less cost of sales divided by sales.

Ashland Global Holdings Inc. and Consolidated Subsidiaries					Table 5
RECONCILIATION OF NON-GAAP DATA - INCOME (LOSS) FROM CONTINUING OPERATIONS
(In millions - preliminary and unaudited)

	Three Months Ended June 30, 2017
	Specialty		Intermediates	Unallocated
	Ingredients	Composites	and Solvents	& Other	Total
OPERATING INCOME (LOSS)
Separation and restructuring costs	$(13)	$-	$-	$(29)	$(42)
Environmental reserve adjustment	-	-	-	(9)	(9)
Inventory fair value adjustment	(1)	-	-	-	(1)
All other operating income (loss)	72	22	2	(7)	89
Operating income (loss)	58	22	2	(45)	37

NET INTEREST AND OTHER FINANCING EXPENSE
Key items				20	20
All other interest and other financing expense				31	31

NET LOSS ON ACQUISITIONS AND DIVESTITURES
Key items				(6)	(6)
All other net loss on acquisitions and divestitures				-	-

INCOME TAX EXPENSE (BENEFIT)
Key items				(21)	(21)
Discrete items				11	11
All other income tax expense				6	6
				(4)	(4)
INCOME (LOSS) FROM CONTINUING OPERATIONS	$58	$22	$2	$(98)	$(16)

	Three Months Ended June 30, 2016
	Specialty		Intermediates	Unallocated
	Ingredients	Composites	and Solvents	& Other	Total
OPERATING INCOME (LOSS)
Separation and restructuring costs	$(4)	$-	$-	$(28)	$(32)
Environmental reserve adjustment	(2)	-	-	(13)	(15)
Customer claim adjustment	5	-	-	-	5
Legacy benefit for former directors	-	-	-	11	11
All other operating income (loss)	67	17	(1)	5	88
Operating income (loss)	66	17	(1)	(25)	57

NET INTEREST AND OTHER FINANCING EXPENSE				40	40

NET GAIN ON DIVESTITURES				3	3

INCOME TAX EXPENSE (BENEFIT)
Key items				(6)	(6)
All other income tax expense				2	2
				(4)	(4)
INCOME (LOSS) FROM CONTINUING OPERATIONS	$66	$17	$(1)	$(58)	$24

Ashland Global Holdings Inc. and Consolidated Subsidiaries				Table 6
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
Free cash flow (a)	2017	2016	2017	2016
Total cash flows provided by operating activities
from continuing operations	$132	$88	$114	$235
Adjustments:
Additions to property, plant and equipment	(53)	(61)	(126)	(150)
Free cash flows	$79	$27	$(12)	$85

(a)	Free cash flow is defined as cash flows provided by operating activities less additions to property, plant and equipment and other items Ashland has deemed non operational (if applicable).

Ashland Global Holdings Inc. and Consolidated Subsidiaries		Table 7
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)

	Three months ended
	June 30
Adjusted EBITDA - Ashland Global Holdings Inc.	2017	2016
Net income (loss)	$(30)	$71
Income tax benefit	(4)	(4)
Net interest and other financing expense	51	40
Depreciation and amortization (a)	72	76
EBITDA	89	183
Loss (income) from discontinued operations (net of taxes)	14	(47)
Net loss on acquisitons and divestitures	6	-
Operating key items (see Table 5)	52	31
Adjusted EBITDA	$161	$167

Adjusted EBITDA - Specialty Ingredients
Operating income	$58	$66
Add:
Depreciation and amortization (a)	59	61
Key items (see Table 5)	14	1
Adjusted EBITDA	$131	$128

Adjusted EBITDA - Composites
Operating income	$22	$17
Add:
Depreciation and amortization	5	6
Key items (see Table 5)	-	-
Adjusted EBITDA	$27	$23

Adjusted EBITDA - Intermediates and Solvents
Operating income (loss)	$2	$(1)
Add:
Depreciation and amortization	8	8
Key items (see Table 5)	-	-
Adjusted EBITDA	$10	$7

(a)
Depreciation and amortization excludes accelerated depreciation of $11 million for Specialty Ingredients and $1 million for Unallocated and other for the three months ended June 30, 2017 and 2016, respectively, which are included as key items within this table.